QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

RFS HOLDINGS B.V.

U.S. Offer To Exchange
€35.60 in Cash
and
0.296 Newly Issued Ordinary Shares
of
The Royal Bank of Scotland Group plc
For
Each Outstanding American Depositary Share
Of
 ABN AMRO Holding N.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME (3:00 P.M. AMSTERDAM TIME) ON 5 OCTOBER 2007 UNLESS THE U.S. OFFER IS EXTENDED.

23 July 2007

To Our Clients:

Enclosed for your consideration are the Prospectus, dated 23 July 2007 (the "Prospectus"), and the related ADS Letter of Transmittal (together with any amendments or supplements thereto) in connection with the offer by RFS Holdings B.V. ("RFS Holdings"), a company formed by an affiliate of Fortis N.V. and Fortis SA/NV, The Royal Bank of Scotland Group plc ("RBS") and an affiliate of Banco Santander Central Hispano, S.A., to acquire all of the issued and outstanding ordinary shares, nominal value €0.56 per share ("ABN AMRO ordinary shares"), of ABN AMRO Holding N.V. ("ABN AMRO") and all of the outstanding American depositary shares of ABN AMRO ("ABN AMRO ADSs"), each of which represents one ABN AMRO ordinary share, as described in the Prospectus.

RFS Holdings is conducting this offer which comprises an offer made pursuant to the Prospectus to all holders of ABN AMRO ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), and to all holders of ABN AMRO ADSs, wherever located (the "U.S. offer"); and an offer made pursuant to the Dutch offer document to all holders of ABN AMRO ordinary shares who are located in the Netherlands and to all holders of ABN AMRO ordinary shares who are located outside of the Netherlands and the United States (the "Dutch offer" and, together with the U.S. offer, the "offers"), in each case if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer. The offers are being conducted simultaneously and have the same terms and are subject to the same conditions.

In the U.S. offer, RFS Holdings is offering to exchange for each ABN AMRO ordinary share and each ABN AMRO ADS validly tendered and not properly withdrawn: (i) €35.60 in cash, and (ii) 0.296 newly issued ordinary shares, nominal value £0.25 per share, of RBS ("RBS ordinary shares").

The consideration set out above assumes the payment by ABN AMRO of an interim (cash or share) dividend in respect of 2007 in an amount not to exceed €0.55 per ABN AMRO ordinary share (before deduction of any applicable withholding taxes). If ABN AMRO declares an interim (cash or share) dividend in respect of 2007 in excess of €0.55 per ABN AMRO ordinary share (before deduction of any applicable withholding taxes) or any other (cash or share) dividend, distribution, share split or analogous transaction in respect of the ABN AMRO ordinary shares, including the ABN AMRO ordinary shares represented by ABN AMRO ADSs, and the record date for such dividend, distribution, share split or analogous transaction precedes the settlement of the offers, the consideration set out above may be reduced by an amount, in the case of an interim (cash or share) dividend in respect of 2007 in excess of €0.55 per ABN AMRO ordinary share, equal to such excess (before deduction of any applicable withholding taxes), or otherwise by the full amount of any other such dividend, distribution, share split or analogous transaction (before deduction of any applicable withholding taxes). If ABN AMRO declares an interim (cash or share) dividend in respect of 2007 of €0.55 or less per ABN AMRO ordinary share (before deduction of any applicable withholding taxes) and the record date for such dividends precedes settlement of the offers, the consideration set out above will not be adjusted.

The cash consideration paid to tendering holders of ABN AMRO ADSs will be paid in U.S. dollars. Holders of ABN AMRO ADSs will receive consideration converted into U.S. dollars by The Bank of New York, the U.S. exchange agent, net of fees and expenses, at the exchange rate obtainable on the spot market in London on the date the cash consideration is received by the U.S. exchange agent for delivery in respect of ABN AMRO ADSs validly tendered and not withdrawn.

The RBS ordinary shares will be capable of being held in certificated form or in uncertificated form under U.K. law. Euroclear UK is the Central Securities Depository for the United Kingdom, Republic of Ireland, Isle of Man, the Bailiwick of Jersey and the Bailiwick of Guernsey. Euroclear UK operates the CREST settlement system, allowing securities trading in these jurisdictions to take place in uncertificated form and transfers of such securities to be settled electronically. Although U.S. holders of ABN AMRO ADSs will receive RBS ordinary shares pursuant to the U.S. offer, they will be able to deposit their RBS ordinary shares into the RBS ADS facility and receive RBS ADSs, as described in the Section entitled "Election to Deposit RBS Ordinary Shares in the RBS ADS Facility" in the Prospectus subject to the payment of a U.K. stamp duty reserve tax ("SDRT") and other associated costs and expenses.

The RBS ordinary shares to which each tendering holder of ABN AMRO ADSs is entitled will initially be delivered in uncertificated form to a nominee that is a CREST participant, which will hold the newly issued RBS ordinary shares as nominee on behalf of such accepting holders. The RBS ordinary shares will thereafter be delivered as follows: The RBS ordinary shares to which a tendering holder of ABN AMRO ADSs is entitled will be delivered within the CREST system to a CREST account designated by the tendering holder of ABN AMRO ADSs. A tendering holder of ABN AMRO ADSs wishing to deposit its RBS ordinary shares in the RBS ADS facility in exchange for RBS ADSs can designate the CREST account of The Bank of New York in which case a SDRT charge of 1.5% of the value of the RBS ordinary shares so deposited will be deducted from the cash consideration to which such tendering holder is entitled as described below. A tendering holder of ABN AMRO ADSs wishing to trade its RBS ordinary shares on Euronext Amsterdam may instead designate the CREST account of Euroclear Nederland in which case a SDRT charge of 1.5% of the value of the RBS ordinary shares so delivered will be deducted from the cash consideration to which such tendering holder is entitled as described below. However, should RBS not achieve its aim of having its ordinary shares admitted to listing and trading on Euronext Amsterdam then the RBS ordinary shares to which a tendering holder of ABN AMRO ADSs who elected for the CREST account of Euroclear Nederland is entitled, will instead be issued in certificated form. Alternatively, a tendering holder of ABN AMRO ADSs may request that its newly issued RBS ordinary shares be delivered in certificated form in which case no SDRT charge will be payable unless the person to whom the RBS ordinary shares are delivered is a provider of clearance services or a provider of depositary receipt services or the nominee of such person, in which case a SDRT charge of 1.5% may arise.

To the extent that tendering holders of ABN AMRO ADSs do not provide account details, or invalid account details are furnished (and no valid election is made for the U.S. custodian arrangements, the CREST account of Euroclear Nederland, or to deposit the RBS ordinary shares into the RBS ADR facility), the RBS ordinary shares to which such holder is entitled will, provided the ABN AMRO ADSs have otherwise been validly tendered, be rematerialized and delivered to the tendering holder in certificated form. See Instruction 6.

Holders of ABN AMRO ADSs who are unsure as to whether the CREST account they wish to designate is within the 1.5% SDRT regime should seek clarification from their bank or financial intermediary.

Where accepting holders of ABN AMRO ADSs make an election to have their RBS ordinary shares deposited in a CREST account maintained by The Bank of New York, as RBS ADS depositary, and receive RBS ADSs in exchange for their RBS ordinary shares following completion of the offers, the holders (i) agree to be bound by the terms and conditions of the deposit agreement governing the RBS ADS facility, (ii) will be deemed to have instructed the RBS ADS depositary to deposit their RBS ordinary shares in such facility, (iii) agree to permit The Bank of New York to deduct an amount equivalent to any fees and expenses payable under the ADS deposit agreement and the 1.5% SDRT charge of the value of such RBS ordinary shares payable on the deposit of the RBS ordinary shares that they received under the U.S. offer from the cash portion of their offer consideration and (iv) agree to hold their RBS ADSs in the direct registration system maintained by The Bank of New York, as RBS ADS depositary. Upon deposit of the RBS ordinary shares into the RBS ADS facility, The Bank of New York will send to the holders a Direct Registration Transaction Advice indicating their deposit and respective holdings.

As mentioned above, U.S. custodian arrangements are available which will allow U.S. holders of the RBS ordinary shares issued pursuant to the U.S. offer who satisfy the eligibility criteria to hold their shares within CREST and to trade them on the London Stock Exchange without incurring a 1.5% SDRT charge provided the eligibility criteria is satisfied. A holder of ABN AMRO ADSs who elects the custodian arrangements will be deemed to have accepted the applicable terms and conditions set out in "Annex C: RBS Custody Account" of the Prospectus. Holders of ABN AMRO ADSs who satisfy the eligibility criteria and who wish to utilize the U.S. custodian arrangements should elect accordingly in the ADS Letter of Transmittal.

Any 1.5% SDRT charge that arises in connection with the delivery of the newly issued RBS ordinary shares to a holder of ABN AMRO ordinary shares or ABN AMRO ADSs, whether in certificated or uncertificated form, will be required to be borne by the holder of the ABN AMRO ADSs.

In the event that no election is made to deposit RBS ordinary shares into the RBS ADS facility, holders of ABN AMRO ADSs will receive RBS ordinary shares and can either designate a CREST account for the delivery of such shares, elect for the delivery of such shares to the CREST account applicable to the custodian arrangements described under "U.S. Custodian Arrangements" in the Prospectus (provided the eligibility criteria are satisfied) or the CREST account of Euroclear Nederland, or receive certificated RBS ordinary shares. In the absence of a designation, the holders of ABN AMRO ADSs will receive certificated RBS ordinary shares.

We are the holder of record (directly or indirectly) of ABN AMRO ADSs held for your account. A tender of such ABN AMRO ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed ADS Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ABN AMRO ADSs held by us for your account.

We request instructions as to whether you wish us to tender any or all of the ABN AMRO ADSs held by us for your account, upon the terms and subject to the conditions set forth in the U.S. offer.

If and when RFS Holdings, acting alone or with one or more group companies, has acquired 95% or more of ABN AMRO's issued capital (or, after implementation of the European Union Takeover Directive 2004/25/EC, 95% or more of the issued capital of, and voting rights attached to the outstanding shares of, a class of shares of ABN AMRO) at or following the completion of the offers, RFS Holdings may initiate a squeeze-out in order to acquire the remaining shares or shares of that class not tendered and not otherwise held by RFS Holdings or ABN AMRO. RFS Holdings may also initiate a squeeze-out at any time after the completion of the offers, if and when it is entitled to do so, with respect to the shares in any successor entity of ABN AMRO, created through a legal merger or otherwise. The consideration that non-tendering ABN AMRO shareholders will receive in a squeeze-out will be determined by a Dutch court and may or may not be different from the consideration offered in the offers, provided that it is anticipated that any distributions made to non-tendering ABN AMRO shareholders after the completion of the offers will be deducted in determining such consideration. If the squeeze-out is successful, the minority holders of ABN AMRO ordinary shares and ABN AMRO ADSs will be required to transfer their ABN AMRO ordinary shares or ABN AMRO ADSs against payment of the consideration determined. Upon payment of the amount required to purchase the ABN AMRO ordinary shares or ABN AMRO ADSs into a prescribed bank account, RFS Holdings will become the holder of the ABN AMRO ordinary shares or ABN AMRO ADSs by operation of law. The only remaining right of the ABN AMRO minority shareholders will be the right to receive payment for their ABN AMRO ordinary shares or ABN AMRO ADSs.

Your attention is invited to the following:

1.
The consideration per ABN AMRO ADS is (i) €35.60 in cash and (ii) 0.296 newly issued ordinary shares, nominal value £0.25 per share, of RBS ordinary shares.

2.
The U.S. offer is being made for all outstanding ABN AMRO ADSs.

3.
The U.S. offer and withdrawal rights will expire at 9:00 a.m., New York City time (3:00 p.m., Amsterdam time) on 5 October 2007, unless the U.S. offer is extended.

4.
U.S. holders who fail to complete and sign the Substitute Form W-9 included in the ADS Letter of Transmittal may be subject to a required U.S. federal income tax backup withholding of 28% of the gross cash proceeds payable to such holder or other payee pursuant to the U.S. offer.

5.
Pursuant to the "minimum acceptance" condition described in the Prospectus, RFS Holdings will not be obliged to purchase any ABN AMRO ordinary shares or ABN AMRO ADSs validly tendered in the U.S. offer and not properly withdrawn if the ABN AMRO ordinary shares (including those represented by ABN AMRO ADSs), do not represent at least 80% of the issued and outstanding ABN AMRO ordinary shares, calculated on a fully diluted basis.

If you wish to have us tender any or all of your ABN AMRO ADSs, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize the tender of your ABN AMRO ADSs, all your ABN AMRO ADSs will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration date of the U.S. offer.

Instructions With Respect To The
 RFS HOLDINGS B.V.

Offer To Exchange
€35.60 in Cash
and
0.296 Newly Issued Ordinary Shares of
The Royal Bank of Scotland Group plc
for
Each Outstanding American Depositary Share
of
 ABN AMRO HOLDING N.V.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated 23 July 2007 (the "Prospectus") and the related ADS Letter of Transmittal in connection with the offer by RFS Holdings B.V. ("RFS Holdings"), a company formed by an affiliate of Fortis N.V. and Fortis SA/NV, The Royal Bank of Scotland Group plc ("RBS") and an affiliate of Banco Santander Central Hispano, S.A., to exchange (i) €35.60 in cash, and (ii) 0.296 newly issued ordinary shares, nominal value £0.25 per share, of RBS ("RBS ordinary shares"), for each outstanding American depositary share (the "ADSs"), of ABN AMRO Holding N.V. ("ABN AMRO").

This will instruct you to tender the number of ABN AMRO ADSs indicated below (or if no number is indicated below, all ABN AMRO ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. offer.

SIGN HERE
Account Number:		Signature(s)
Numbers of ABN AMRO ADSs to be Tendered:*		Please type or print your name(s) here
	ADS	Please type or print address
Dated:	Area Code and Telephone Number Tax Identification or Social Security Number(s)

*Unless otherwise indicated, it will be assumed that all ABN AMRO ADSs held by us for your account are to be tendered.

ELECTION TO RECEIVE UNCERTIFICATED RBS ORDINARY SHARES VIA CREST OR CERTIFICATED SHARES
(See Instructions 6 and 7 of the ADS Letter of Transmittal)

Please indicate whether you wish to receive your RBS ordinary shares by taking delivery through (i) uncertificated book-entry form via Crest, (ii) pursuant to the custodian arrangements, (iii) in the form of ADSs, (iv) the CREST account of Euroclear Nederland, or (v) if you wish to receive an RBS ordinary share certificate by checking the appropriate box below and providing the required delivery instructions.

CREST

☐
Check here for a CREST account pursuant to custodian arrangements (as described in the Prospectus) By checking here you agree that you will be bound by the applicable terms and conditions of the custodian arrangements set out in Annex C of the Prospectus and confirm that you satisfy the eligibility criteria:

☐
Check here for the CREST account of The Bank of New York, as RBS ADS depositary, in order to receive RBS ADSs following the completion of the offers (subject to a 1.5% SDRT charge which will be deducted from your cash consideration)*:

☐
Check here for any other CREST account (which may be subject to a 1.5% SDRT charge which, should such 1.5% SDRT charge arise, will be deducted from your cash consideration) and complete the details below:

CREST Participant ID:	☐ ☐ ☐ ☐ ☐

CREST Member Account ID:	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

Full Name of CREST Account:

U.K. Receiving Broker Name:

U.K. Receiving Broker Contact:

Receiving Broker Phone Number:
☐
Check here for the CREST account of Euroclear Nederland (subject to a 1.5% SDRT charge which will be deducted from your cash consideration) and complete the details below:

Your securities account number:

With (insert name of your bank or financial intermediary):

If your bank or financial intermediary is not an admitted institution of Euroclear Nederland, please also obtain the following information from your bank or financial intermediary:

The name of the admitted institution of your bank or financial intermediary:

The securities account number of your bank or financial intermediary with the admitted institution:

CERTIFICATED SHARES

☐
Check here if you would like to receive a certificate representing your RBS ordinary shares*

If you (i) fail to check either the relevant "CREST" box or the "Certificated Shares" box, or (ii) check the "CREST" box and fail to furnish the U.S. exchange agent with valid CREST details, or (iii) check the Euroclear Nederland box and fail to furnish valid details or, at the date of settlement of the offers, the RBS ordinary shares are not listed on Euronext Amsterdam or (iv) check the CREST custodian box but fail to furnish valid details, or are found not to satisfy the eligibility criteria, the RBS ordinary shares to which you are entitled will, provided that your ABN AMRO ADS have otherwise been validly tendered and not withdrawn, be delivered to you in certificated form.

*
Unless the Special Issuance Box in the Letter of Transmittal is completed and accompanied by a Medallion Guarantee and any supporting documentation, the certificate will be issued in the registration as it appears in the section entitled "Description of ABN AMRO ADS(s) Tendered" in the Letter of Transmittal.

PLEASE RETURN THIS FORM TO THE
BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

QuickLinks

RFS HOLDINGS B.V.